EXHIBIT 99.2

COASTAL BANKING COMPANY COMPLETES ACQUISITION OF
MEIGS, GEORGIA OFFICE OF CAIRO BANKING COMPANY AND
ANNOUNCES ESTABLISHMENT OF THE GEORGIA BANK

Beaufort, South Carolina (October 31, 2006)—Coastal Banking Company, Inc. (OTC BB: CBCO.OB), the parent company of First National Bank of Nassau County, Fernandina Beach, Florida, and Lowcountry National Bank, Beaufort, South Carolina, today announced the completion of the acquisition of the Meigs, Georgia operations of Cairo Banking Company, a Georgia state bank. The acquisition allows Coastal to establish full service banking operations in Georgia.

Coastal began full service banking operations through the Meigs office of The Georgia Bank on October 30, 2006. Coastal intends to expand its full service banking operations into Georgia’s coastal markets, which will further its geographic footprint along the Atlantic coast. Randolph C. Kohn, Chief Executive Officer of Coastal, said, “The establishment and expansion of The Georgia Bank will further solidify our positions in growing markets along the Atlantic coast. We see great growth potential in all of our markets and believe that we are positioned well for the future.” The Georgia Bank will operate as a division of First National Bank of Nassau County.

Headquartered in Beaufort, South Carolina, Coastal Banking Company, Inc. provides a full range of commercial banking services in the Fernandina Beach, Florida and Beaufort, South Carolina markets through its two community bank subsidiaries, First National Bank of Nassau County and Lowcountry National Bank. As of September 30, 2006, Coastal had total assets of $409.2 million and total shareholders’ equity of $41.9 million.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market. Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.